Scheme of Amalgamation

of

Bank of Madura Limited...............................Transferor Bank

with

ICICI Bank Limited...................................Transferee Bank


1.1 This Scheme of Amalgamation provides for the amalgamation of Bank of Madura Limited, having its registered office at 33, North Chitrai Street, Madurai 625 001 (hereinafter referred to as the "Transferor Bank") with ICICI Bank Limited, having its registered office at Landmark, Race Course Circle, Vadodara 390 007 (hereinafter referred to as the "Transferee Bank"), pursuant to Section 44A and other relevant provisions of the Banking Regulation Act, 1949 (hereinafter referred to as the "said Act").

1.2 In this Scheme of Amalgamation, unless inconsistent with the subject or context, the following expressions shall have the following meaning:

1.2.1 "the Board of Transferee Bank", shall mean the Board of Directors of the Transferee Bank, any Committee(s) constituted/to be constituted by the Board of Directors of the Transferee Bank or any other person authorised/to be authorised by the Board/Committee to exercise its powers including the powers in terms of this Scheme.

1.2.2 "the Effective Date" shall mean the date on which the Scheme of amalgamation is sanctioned by the Reserve Bank of India or such other date as may be specified by the Reserve Bank of India by an order in writing passed in this behalf under the provisions of the said Act.

          References in the Scheme of Amalgamation to the "coming into effect of the Scheme" shall mean the Effective Date.

1.2.3 "the Specified Date" shall mean such date as may be directed, by way of a further order in writing, by the Reserve Bank or India on which date the Transferor Bank shall stand dissolved.

1.2.4 "the said liabilities" shall mean all debts, demand deposits, saving bank deposits, term deposits, time and demand liabilities, borrowings, bills payable, interest accrued and all other liabilities, duties, undertakings and obligations of the Transferor Bank, as on the Effective Date.

1.2.5 "the said assets" shall mean the entire undertaking, the entire business, all the properties (whether movable or immovable, tangible or intangible), assets, investments of all kinds, all cash balances with the Reserve Bank of India and other banks, money at call and short notice, loans, advances, contingent rights or benefits, lease and hire purchase contracts, benefit of any security arrangements, authorities, allotments, approvals, reversions, buildings and structures, office and residential premises, lenancies, leases, licenses, fixed assets and other assets, powers, consents, registrations, agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and wheresoever situate belonging to or in the ownership, power or possession or in the control of or vested in or granted in favour of or enjoyed by the Transferor Bank or to which the Transferor Bank may be entitled and include but without being limited to trade and service names and marks and other intellectual property rights of any nature whatsoever, permits, approvals, authorisations, rights to use and avail of telephones, telexes, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, reserves, provisions, funds, benefits of all agreements, all necessary records, files, papers, computer programs, manuals, data, catalogues, sales and advertising materials, lists and other details of present and former customers and suppliers, customers credit information, customer pricing information and other records in connection with or relating to the Transferor Bank and all other interests of whatsoever nature belonging to or in the ownership, power or possession and in the control of or vested in or granted in favour of or enjoyed by the Transferor Bank, whether in India or abroad, as on the Effective Date.

1.2.6 "the Scheme" shall mean the Scheme of Amalgamation of the Transferor Bank with the Transferee Bank in its present form or as may be modified from time to time.

2. On and from the Effective Date and subject to the provision of the Scheme in relation to the mode of transfer and vesting, other than such of the said assets as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and delivery, the said assets shall be transferred to and vest in the Transferee Bank; in respect to such of the said assets as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and delivery, the same shall be so transferred by the Transferor Bank, and in respect of the said assets other than those transferred in the manner provided hereinabove, the same shall, as more particularly provided by virtue of the order of sanction of the Reserve Bank of India under the provisions of _________ and other applicable provisions of the said Act, without further act, instrument or deed, become as and from the Effective Date, the estates, assets, rights, title and interests of the Transferee Bank.

3. The Transferee Bank may, from the Effective Date in accordance with the provisions hereof, if so required, under any law or otherwise, execute deeds of confirmation or any other writings in favour of any other party to any contract or arrangement to which the Transferor Bank is a party or is subject to in order to give formal effect to the Scheme as may be necessary. The Transferee Bank shall, under the provisions of the Scheme, be deemed to be authorised to execute any such writings on behalf of the Transferor Bank and to implement or carry out all such formalities or compliances referred to hereinabove on the part of the Transferor Bank, to he carried out or performed.

4. On and from the Effective Date, all the said liabilities of the Transferor Bank shall also be and stand transferred or deemed to be transferred, without further act, instrument or deed, to the Transferee Bank, pursuant to the provisions of Section 44A and other applicable provisions of the said Act, so as to become the debts, liabilities, duties, undertakings and obligations of the Transferee Bank and further that it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, liabilities, duties and obligations have arisen in order to give effect to the provisions of the Scheme.

5.       (a)   On and from the Effective Date, any debentures, bonds, notes or other debt securities, if any, whether convertible into equity or otherwise (hereinafter referred to as the "Transferor's Securities"), and whether issued in India or abroad by the Transferor Bank, shall, without further act, instrument or deed become securities of the Transferee Bank and all rights, powers, duties and obligations in relation thereto shall he transferred to and vest in and shall upon coming into effect of the Scheme, be exercised by or against the Transferee
               Bank as if it were the Transferor Bank.

         (b) The Transferor's Securities that have become the securities of the Transferee Bank, referred to aforesaid, shall be listed and/or admitted to trading as securities of the Transferee Bank on the relevant Stock Exchange(s) in India, in accordance with the terms of their respective issues save as specially modified by the provisions of the Scheme, or by necessary implication. The Transferee Bank shall enter into such arrangements and issue such confirmations and/or undertakings as may be necessary in accordance with the applicable laws or regulations, for the above purposes and further that it shall not be necessary to obtain the consent of any holder of the securities or any other person to give effect to the provisions of the Scheme.

         (c) On and from the Effective Date, any loans or other obligation due between or amongst the Transferor Bank and the Transferee Bank, if any, shall stand discharged and there shall be no liability in that behalf. In so far as any securities, debentures or notes issued by the Transferor Bank, and held by the Transferee Bank or vice versa, are concerned, the same shall, unless sold or transferred by the Transferor Bank or Transferee Bank, as the case may be, at any time prior to the Effective Date, stand discharged and cancelled as on the Effective Date, and shall be of no effect and the Transferor Bank or the Transferee Bank, as the case may be, shall have no further obligations outstanding in that behalf.

6. On and from the Effective Date and subject to the provisions hereof all contracts, deeds, tenancies, leases, licenses or other assurances, agreements, arrangements and other instruments of whatsoever nature to which the Transferor Bank is a party to or benefit of which the Transferor Bank may be eligible and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of the Transferee Bank as the case may be and all or any of the rights, privileges, obligations and liabilities of the Transferor Bank shall be transferred to and vest in the Transferee Bank and may be enforced as fully and effectual as if, instead of the Transferor Bank, the Transferee Bank had been a party, beneficiary or obligee thereto. The Transferee Bank shall, wherever necessary enter into and/or issue and/or execute deeds, writing or confirmations or enter into tripartite arrangements, confirmations or novations to which the Transferor Bank will, if necessary, also be a party in order to give formal effect to the provisions of the Scheme, on or prior to the Effective Date. Further, for the purposes of taxation or otherwise, on coming into effect of the Scheme, all the profits or incomes accruing or arising to the Transferor Bank or expenditure or losses arising or incurred by the Transferor Bank shall for all purposes be treated and deemed to be and accrue as the profits or incomes or expenditure or losses of the Transferee Bank.

7. The Transferee Bank may enter into and/or issue and/or execute deeds, writings or confirmations or enter into any tripartite arrangement or confirmations or novations to which the Transferor Bank shall, if necessary, also be a party in order to give formal effect to the provisions of the Scheme, if so required, under any law or if it becomes necessary, in favour of any party. Wherever such tripartite agreements or confirmations or novations are required, the Transferor Bank and the Transferee Bank shall ensure that the same is completed on or prior to the Effective Date. The Transferee Bank shall under the provisions of the Scheme be deemed to be authorised to execute any such writings on behalf of the Transferor Bank and to implement or carry out all such formalities or compliances referred to hereinabove on part of the Transferor Bank to be carried out or performed.

8. On and from the Effective Date, all suits, actions and proceedings of whatsoever nature by or against the Transferor Bank pending and/or arising on or before the Effective Date shall be continued and be enforced by or against the Transferee Bank as effectually as if the same had been filed by, pending and/or arising against the Transferee Bank,

9. All the employees of the Transferor Bank in service on the Effective Date shall become the employees of the Transferee Bank on such date without any break or interruption in service and on emoluments which are not less favourable than those subsisting with reference to the Transferor Bank as on the Effective Date.

10. In so far as the provident fund, gratuity fund, superannuation fund or any other special scheme(s)/fund(s) created or existing for the benefit of the employees of the Transferor Bank are concerned, on and from the Effective Date, the same shall stand transferred to the Transferee Bank and the Transferee Bank shall stand substituted for the Transferor Bank for all purposes whatsoever relating to the administration or operation of such schemes or funds or in relation to the obligations to make contributions to the said schemes or funds in accordance with the provisions of such schemes or funds as per the terms provided in the respective trust deeds/other documents to the end and intent that all rights, duties, powers and obligations of the Transferor Bank in relation to such funds or schemes shall become those of the Transferee Bank. It is clarified that the service of the employees of the Transferor Bank will be treated as having been continued for the purpose of the aforesaid funds or schemes or provisions.

11. With effect from the date of approval of the Scheme by the Board of Directors of the Transferor Bank and up to and including the Effective
          Date:

11.1 The Transferor Bank shall carry on all its business and activities with reasonable diligence and business prudence and shall not without the prior written consent of the Transferee Bank alienate, charge, mortgage encumber or otherwise deal with the said assets or any part thereof, except in the ordinary course of business, or pursuant to any pre-existing obligation(s) undertaken by the Transferor Bank prior to the date of approval of the Scheme by its Board of Directors, which pre-existing obligations shall be disclosed in writing to the Transferee Bank by the Transferor Bank;

11 .2 The Transferor Bank shall not without the prior written consent of the joint committee (constituted in terms of sub-clause 11.9 of Clause 11 of the Scheme) compromise, compound or settle any matter including any proceedings, suits or other actions for recovery of any debts or dues and nor shall the Transferor Bank, without the prior written consent of the joint committee enter into settlement of any debts or dues from any person by extending the maturity of any payments due, giving of any concession or making of any sacrifices on the claims, debts or dues of the Transferor Bank;

11.3 The Transferor Bank shall carry on and be deemed to have carried on all its business and activities and shall be deemed to have held and been in possession of and shall hold and be in possession of all the said assets for and on account of and in trust for the Transferee Bank;

11.4 The Transferor Bank shall not, without the prior consent in writing of the Board of the Transferee Bank, undertake any new business or undertake any substantial expansion of its current business;

11.5 The Transferor Bank shall provide to the Transferee Bank details of all charges, mortgages or any other encumbrances within such time as the Transferee Bank may require, and ensure the vacation or satisfaction of all such charges, mortgages or encumbrances prior to the Effective Date;

11.6 The Transferor Bank shall not, without the prior consent in writing of the Board of the Transferee Bank, declare or pay any dividend, whether interim or final;

11.7 Save and except as may be otherwise permitted or required under the provisions of the Scheme, the Transferor Bank and the Transferee Bank shall not make any change in their respective capital structure, either by issue of new equity or preference shares or bonus shares, convertible debentures, share warrants, options, or any securities convertible into equity shares or otherwise, sub-division, reduction, reclassification, consolidation, buy-back, or in any other manner which may affect the share exchange ratio, except with the prior written authorisation of the Board of Directors of the Transferor Bank and the Board of Directors of the Transferee Bank;

11.8 The Transferor Bank shall not, without the prior consent in writing of the Board of the Transferee Bank, alter, enhance or revise the emoluments, or perquisites or alter, enhance or revise the contributions of the Transferor Bank to any schemes/funds established by or under any law or otherwise including by way of any awards, settlements or standing orders, as applicable to the employees of the Transferor Bank; and

11.9 A joint committee comprising such number and of such persons (whether or not being the employees of the Transferor Bank and/or the Transferee Bank) as may be determined by the Transferee Bank be constituted to take such decisions as provided in the Scheme. No material decision in relation to the Transferor Bank's business and affairs, and/or such other matters as the Transferee Bank may from time to time notify shall be taken by the Transferor Bank and no agreement or transaction (other than an agreement or transaction in the ordinary course of the Transferor Bank's business) shall be entered into or performed by the Transferor Bank without the approval of the said joint committee including the appointment of any new person as an employee or staff or otherwise. The persons on the joint committee nominated by the Transferee Bank shall be entitled to attend the offices of the Transferor Bank and observe the business and activities being carried out by the Transferor Bank provided however that this would be subject to the approval, if any, of the Reserve Bank of India being required. Further, neither the Transferee Bank nor its representatives on the said joint committee shall be liable for any act or omission of the Transferee Bank or the joint committee, and they shall be fully indemnified and held harmless by the Transferor Bank.

12. The Authorised, Issued, Subscribed and Paid up Share Capital of the Transferor Bank as at November 30, 2000 is as under:

          AUTHORISED

          Rs. 25,00,00,000 divided into 2,50,00,000 equity shares of the face value of Rs. 10/- each.

          ISSUED, SUBSCRIBED AND PAID UP

          Rs. 11,76,99,000 divided into 1,17,69,900 equity shares of the face value of Rs. 10/- each fully paid up.

13. The Authorised, Issued, Subscribed and Paid up Share Capital of the Transferee Bank as at November 30, 2000 is as under:

          AUTHORISED

          Rs. 300,00,00,000 divided into 30,00,00,000 equity shares of the face value of Rs. 10/- each.

          ISSUED, SUBSCRIBED AND PAID UP

          Rs. 196,81,88,800 divided into 19,68,18,880 equity shares of the face value of Rs. 10/- each fully paid up.

14. Upon coming into effect of the Scheme and in consideration of the transfer of and vesting of all the said assets and the said liabilities and the entire undertaking of the Transferor Bank to the Transferee Bank in terms of the Scheme, the Transferee Bank shall subject to the provisions of the Scheme and without any further application, act or deed, issue and allot Two (2) equity shares of the Transferee Bank of the face value of Rs.10/- each credited as fully paid-up in the capital of the Transferee Bank to those Members of the Transferor Bank whose names are recorded in its Register of Members ("the said Members") on a date ("Record Date") to be fixed by the Board of the Transferee Bank for every One (1) equity share of the face value of Rs.10/- each held by the said Members in the Transferor Bank and, the Transferee Bank and the Board of the Transferee Bank will create, issue and allot, such number of equity shares of the Transferee Bank to the said Members as is necessary or required. Equity shares of the Transferee Bank issued in terms of the Scheme shall, subject to applicable regulations, be listed and/or admitted to trading on the relevant Stock Exchange(s) in India where the equity shares of the Transferee Bank are listed and/or admitted to trading.

15. The share certificates in relation to the shares held by the said Members in the Transferor Bank shall be deemed to have been automatically cancelled and be of no effect on and from such Record Date, without any further act, deed or instrument. In so far as the issue of shares pursuant to Clause 14 hereof is concerned, each of the said Members, holding the share certificates of the Transferor Bank, shall have the option, exercisable by notice in writing by the said Members to the Transferee Bank on or before such date as may be determined by the Board of the Transferee Bank, to receive either in certificate form or in dematerialised form, the shares of the Transferee Bank in lieu thereof and in terms hereof. In the event that such notice from the said Members has not been received by the Transferee Bank in respect of any of the said Members, the shares of the Transferee Bank shall be issued to such Members in certificate form. In respect of those of the said Members exercising the option to receive the shares in dematerialised form, such of the said Members shall have opened and maintained an account with a depository participant and shall provide such other confirmations and details as may be required, and thereupon the Transferee Bank shall directly issue and credit the demat/dematerialised securities account of such Member with the shares of the Transferee Bank.

16. Upon the coming into effect of the Scheme, the equity shares of the Transferee Bank to be issued and allotted to the said Members as provided in the Scheme shall rank pari passu in all respects with the equity shares of the Transferee Bank including pari passu entitlement in respect of dividends, if any, that may be declared by the Transferee Bank.

17. The Transferee Bank shall be entitled to declare and pay dividend, whether interim and/or final, to its Members in respect of the financial year/accounting period prior to the Effective Date subject to the Reserve Bank of India guidelines and subject to the provisions of the said Act. The Transferor Bank shall not declare any dividend except in accordance with the Scheme. The terms of the Scheme shall not be deemed to confer any right on the said Members or the Members of the Transferee Bank to demand or claim any dividend, which shall be entirely at the discretion of the Board of Directors of Transferor Bank and the Board of Directors of Transferee Bank, respectively, and subject to the provisions of the Memorandum and Articles of Association of the Transferor Bank and of the Memorandum and Articles of Association of the Transferee Bank, as the case may be.

18. On and from the Effective Date, equity shares of the Transferor Bank, if any, held by the Transferee Bank, shall be deemed to be cancelled without arty further act or deed, and no shares of the Transferee Bank are required to be issued in lieu thereof. Equity shares of the Transferee Bank held by the Transferor Bank, shall be deemed to be cancelled without any further act or deed on the Effective Date.

19. Upon the coming into effect of the Scheme, no adjustment would be made to the book values of the assets and liabilities of the Transferor Bank when they are incorporated in the books of account of the Transferee Bank except to ensure uniformity of accounting policies and standards and to provide or adjust against the reserves appearing in the books of account of the Transferor Bank for non-performing assets, permanent diminution in, assets, if any, or, on account of tax liabilities, if any, which are pending, if so required by the Transferee Bank in its sole discretion, which requirement will be complied with by the Transferor Bank on or prior to the Effective Date.

20. The excess of the value of the net assets of the Transferor Bank as appearing in the books of account of the Transferor Bank, subject to adjustments, if any, as set out in Clause 19 hereinabove, over the paid-up value of the shares to be issued and allotted pursuant to the terms of Clause 14 hereinabove, shall be accounted for and dealt with in the books of the Transferee Bank as follows:

20.1 An amount equal to the balance of "Profit and Loss Account" in the books of account of the Transferor Bank shall be credited by the Transferee Bank to its Profit and Loss Account.

20.2 An amount equal to the balance lying to the credit of the "Statutory Reserve Account" of the Transferor Bank shall be credited by the Transferee Bank to its Statutory Reserve Account.

20.3 An amount equal to the balance lying to the credit of the "Share Premium Account" of the Transferor Bank shall be credited by the Transferee Bank to its Share Premium Account.

20.4 An amount equal to the balance lying to the credit of the "Investment Fluctuation Reserve Account" of the Transferor Bank shall be credited by the Transferee Bank to a special account in the Books of the Transferee Bank to be styled "Investment Fluctuation Reserve Account".

20.5 An amount equal to the balance lying to the credit of the revenue and other reserves account, as adjusted pursuant to the provisions of Clause 19 and the sub-clauses as hereinabove, shall be credited by the Transferee Bank to its revenue and other reserves accounts in the same form in which they appear in the books of account of the Transferor Bank.

21. The balance, if any, in the event of a surplus, after giving effect to the adjustments as specified in Clause 19 and sub-clauses 20.1 to
          20.5 of

          Clause 20 hereinabove, shall be credited by the Transferee Bank to a special account in the books of the Transferee Bank to be styled "Amalgamation Reserve Account". The shortfall, if any, in the event of a deficit, occurring whilst giving effect to the adjustments as specified in Clause 19 and sub-clauses 20.1 to 20.5 hereinabove, shall be adjusted against the revenue and other reserves accounts as specified in Clause 20.5. The said Amalgamation Reserve Account, if any, shall be considered as a free reserve and shall form part of the net worth of the Transferee Bank.

22. The Transferee Bank shall be entitled to account any of the amounts, the accounts or the balances as referred to in Clauses 19, 20 and 21, in any manner whatsoever as it may be deemed fit, after the Effective Date.

23. The Transferor Bank and the Transferee Bank may make or assent, from time to time, on behalf of all persons concerned to any modifications or amendments to the Scheme or to any conditions or limitations which the Reserve Bank of India or any other relevant or concerned authority under law may direct or impose or which may otherwise be considered necessary, and may do and execute all acts, deeds, instruments, matters and things necessary for putting the Scheme into effect.

24. For the purpose of giving effect to the Scheme as sanctioned by the Reserve Bank of India, the Board of the Transferee Bank may give all such directions as are necessary, expedient, incidental, ancillary or desirable including directions for settling or removing any question of doubt or difficulty that may arise with regard to the implementation of the Scheme, as it thinks fit, and such determination or directions as the case may be, shall be binding on all persons connected herewith or otherwise interested in the Scheme in the same manner as if the same were specifically incorporated in the Scheme.

25. The Board of Directors of the Transferee Bank may review the position rotating to satisfaction of the following conditions and if necessary to waive any of the following, to the extent permissible under law:

25.1 approval, if required, of any Trustee of any debentures or other similar securities, being obtained if such approval is necessary under the terms of issue thereof; and/or,

25.2 vacating or satisfaction of the charges, mortgages or encumbrances, if any, on the said assets.

26. The Transferor Bank and the Transferee Bank shall with all reasonable dispatch, make applications under Section 44A and all other applicable provisions of the said Act for sanctioning of the Scheme by the Reserve Bank of India and obtain all approvals as may be required by the law and for dissolution of the Transferor Bank without being wound up under the provisions of the law.

27.       This Scheme is specifically conditional upon and subject to:

27.1 the consent of a majority in number representing two-thirds in value of the Members of the Transferor Bank and of the Transferee Bank at their respective meetings, present either in person or by proxy at a meeting called for the purpose;

27.2 the sanction of the Reserve Bank of India by an order in writing passed in this behalf pursuant to Section 44A of the said Act; and

27.3 sanction or approval, if any, under any law, of the Government of India or any other authority, agency, department or person concerned, being obtained and granted in respect of the matters in respect of which such sanction or approval is required.

28. Upon satisfaction of the said conditions, obtaining the said sanctions and approvals and passing of the said order or orders referred to in Clause 27 hereinabove, the Transferee Bank or the Transferor Bank, as the case may be, shall, for all purposes including for giving effect to the Scheme, under all laws for the time being in force, be deemed to be in compliance thereof.

29. An order in terms of sub-clause 27.2 of Clause 27 hereinabove and sub-section (6C) of Section 44A of the said Act shall be conclusive evidence that all requirements of Section 44A of the said Act relating to amalgamation have been complied with, and a copy of the said order certified in writing by an officer of the Reserve Bank of India to be a true copy of such order and a copy of the Scheme certified in the like manner to be a true copy thereof, shall in all legal proceedings (whether in appeal or otherwise, and whether instituted before or after commencement of Section 19 of the Banking Laws (Miscellaneous Provisions) Act, 1963), be admitted as evidence to the same extent as the original order and the original scheme.

30. There will be no change in the name of the Transferee Bank by reason of coming into effect of the Scheme.

31. Any Member of the Transferor Bank or the Transferee Bank, as the case may be, who has voted against the Scheme at the meeting of the Transferor Bank or the Transferee Bank, as the case may be, or has given notice in writing at or prior to the meeting of the Transferor Bank or the Transferee Bank, as the case may be, or to the presiding officer of the meeting of the Transferor Bank or the Transferee Bank, as the case may be, that the dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by the Reserve Bank of India, to claim from the Transferor Bank or the Transferee Bank, as the case may be, in respect of shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, their value as determined by the Reserve Bank of India when sanctioning the Scheme and such Member shall, in consideration thereof, compulsorily tender the sharps held by him, in the Transferor Bank or the Transferee Bank, as the case may be, to the Transferor Bank or the Transferee Bank respectively for cancellation thereof and to that extent the share capital of the Transferor Bank or the Transferee Bank, as the case may be, shall stand reduced. The determination by the Reserve Bank of India as to the value of the shares to be paid to the dissenting Member shall be final for all purposes.

32. All costs, charges and expenses of the Transferor Bank and the Transferee Bank incurred by each of them in relation to or in connection with the Scheme and incidental to the completion of the amalgamation of the Transferor Bank with the Transferee Bank in pursuance of the Scheme, shall be borne arid paid by the Transferee Bank.

34. In the event of any of the said conditions referred to in Clause 27 hereinabove not being satisfied or the said sanctions and approvals referred to in Clause 27 hereinabove not being obtained and/or the said order or orders not being passed as aforesaid on or before July 31, 2001 or within such further period or periods as may be agreed upon between the Transferor Bank through and by its Board of Directors and the Transferee Bank through and by its Board of Directors (and which Board of Directors of each of the Transferor and the Transferee Banks are hereby authorised and empowered to agree to and extend the aforesaid period from time to time without any limitations in exercise of their powers), the Scheme shall stand nullified and shall become void, stand revoked, cancelled and be of no effect and shall be deemed to never have been in effect and all trusts constituted hereunder shall be deemed to have never have been in existence provided that in respect of any act or deed done by the Transferor and the Transferee Banks or their Directors, employees, contractors or by the joint committee or its members/nominees as is contemplated hereunder or any right, liability or obligation which has arisen or accrued pursuant thereto, shall be governed and be preserved or worked out as is specifically provided in the Scheme or as may otherwise arise in law, provided further that and on occurrence of an event in terms hereof the Transferor Bank and the Transferee Bank shall bear and pay all their respective costs, expenses, losses or damages.